CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Comparison of the Funds - Financial Highlights - MuniHoldings Michigan," "Experts," and in Exhibit II- Agreement and Plan under the captions "Representations and Warranties of MuniHoldings Michigan" and "MuniYield Michigan Conditions" and to the inclusion of our report dated September 4, 2001 with respect to MuniHoldings Michigan Insured Fund II, Inc. included in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14 Nos. 333-76896 and 811-06501) including the Joint Proxy Statement and Prospectus of MuniYield Michigan Fund, Inc. and MuniHoldings Michigan Insured Fund II, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
February 28, 2002